Exhibit 99.2

ZIOPHARM Presents Positive Phase II Data for ZIO-201 in Soft Tissue and Bone Sarcomas at Connective Tissue Oncology Society (CTOS) Annual Meeting

Data Support Development of Randomized Phase III Study for 2008

NEW YORK, New York, November 5, 2007 - ZIOPHARM Oncology, Inc. (NASDAQ:  ZIOP) announced today the presentation of positive data from an ongoing Phase II study of ZIO-201 used in soft tissue and bone sarcomas at the Connective Tissue Oncology Society (CTOS) Annual Meeting which was held in Seattle, Washington from November 1-3, 2007.

The Phase I/II study in advanced/unresectable soft tissue and bone sarcomas, including a diverse range of histological subtypes, has been fully enrolled at 54 patients, with 50 in Phase II as reported on at CTOS. Of 44 evaluable patients, 48% had stable disease or better with a median progression free survival of 10 weeks. Among the 11 patients enrolled in the study who had not previously received the chemotherapy agent ifosfamide (IFOS), stable disease or better was reported in 64% of patients and the median progression free survival has not yet been reached.

The most common toxicities were mild to moderate and gastrointestinal or renal related, with no reports of central nervous system or bladder toxicities and no significant bone marrow suppression or alopecia. Data from the study support the Company’s plans for the development and initiation of a randomized Phase III study of ZIO-201 in 2008.

“Progression free survival rates reported in this study compare favorably to rates reported for historical controls with fewer serious toxicities and a convenient dosing schedule,” stated Rashmi Chugh, MD, Principal Investigator of the study and faculty at the University of Michigan. “These data are interesting, particularly in heavily pre-treated patients, and support further evaluation of ZIO-201.”

“Bone and soft tissue sarcomas are less common cancers and, unfortunately, patients suffering from advanced forms of the diseases have poor prognoses and no FDA approved treatment options,” stated Jonathan Lewis, MD, PhD, Chief Executive Officer of ZIOPHARM Oncology. “In addition, current treatments, particularly ifosfamide, carry with them a significant level of toxicity that can result in debilitating side effects. Based on data from this study, we are optimistic about ZIO-201 as a potential treatment option for sarcomas and will work closely with the medical and regulatory communities as we develop our Phase III trial approach.”

The trial was a 2-stage Simon design, with ZIO-201 administered daily for 3 consecutive days every 3 weeks for up to 6 cycles or until disease progression or unacceptable toxicity occurs.  All evaluable patients had baseline ECOG scores of less than 2 and the median number of prior chemotherapies was 5.  76% of patients had previously received IFOS.

About ZIO-201

ZIO-201, the active moiety of ifosfamide (IFOS), is a bi-functional alkylator that causes irreparable inter-strand DNA cross-linking resulting in cell death. ZIO-201 is equal to or more active than IFOS in diverse cancer models. Unlike IFOS, which is a pro-drug, ZIO-201 is directly active against cancer cells. Also, unlike IFOS, ZIO-201 is not metabolized to acrolein or chloroacetaldehyde which cause bladder or central nervous system toxicities. ZIO-201 continues in a Phase II trial in advanced sarcoma. Trials in ovarian and pediatric cancers are in the planning stage. An oral form of ZIO-201 is in advanced preclinical development.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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CONTACT:

ZIOPHARM Oncology, Inc.
Suzanne McKenna, 646-214-0703
smckenna@ziopharm.com

Argot Partners
Andrea Rabney, 212-600-1902
andrea@argotpartners.com